EXHIBIT 23.3

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm,

dated March 11, 2005

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2004, except for Note 5, as to which the date is April 30, 2004, with respect to the combined statement of certain revenues and certain expenses of the Medical Office Properties Twenty-Two Properties (a group of related properties acquired by CNL Retirement Properties, Inc.), included in Post-Effective Amendment No. Four to the Registration Statement (Form S-11 No. 333-107486) and related Prospectus of CNL Retirement Properties, Inc.

                                /s/ Ernst & Young LLP

McLean, Virginia
March 11, 2005